NEURALSTEM’S CELLS RESTORE MOTOR FUNCTION IN SPINAL ISCHEMIA-PARALYZED RATS
THREE WALK AGAIN, STUDY IN NEUROSCIENCE REPORTS

Rockville, MD, May 30, 2007 - Three rats paralyzed due to spinal ischemia returned to near normal ambulatory function six weeks after having received human spinal stem cells (hSSCs) developed by Neuralstem, Inc. (OTC BB:NRLS), researchers reported online in the journal, NEUROSCIENCE (http://www.neuroscience-ibro.com/). Three other rats, while not able to stand up two months after treatment, showed significant improvement in the mobility of all three lower extremity joints and increased muscle tone. In all the grafted animals, the majority of transplanted hSSCs cells survived and became mature neurons. The study was conducted at the University of California at San Diego.

The rats suffered from Ischemic Spastic Paraplegia (ISP), a painful form of extreme spasticity and rigidity that causes permanent and untreatable loss of motor function and paralysis. In humans, ISP can result from surgery to repair aortic aneurysms, an operation that is performed on thousands of patients a year in the United States.

“Other human stem cell transplants in the spinal cord have focused on repairing the myelin- forming cells,” commented Dr. Karl Johe, Neuralstem Founding Scientist, and a study author. “In this breakthrough study, we are reconstructing the neural circuitry, which has not been done before. This novel approach is one for which our technology, which generates highly neurogenic human stem cell lines, is uniquely suited.” Dr. Johe went on to say, “Human ISP patients, unlike the rat subjects of this study, will be able to receive physical therapy once treated. We believe this will accelerate integration of the grafted stem cells with the host tissue and enhance the therapeutic benefit of the cells. The goal is to provide a significant gain in functional mobility of the patient’s legs.”

According to lead investigator Dr. Martin Marsala, “In this study, we demonstrated that grafting human neural cells directly into the spinal cord leads to a progressive recovery of motor function. This could be an effective treatment for patients suffering from the same kind of ischemia-induced paralysis. We are currently studying hSSCs in paralyzed mini-pigs, who have similar spinal cord anatomy as human spinal cords.”

According to Neuralstem CEO, Richard Garr, “Neuralstem is a second generation stem cell company, built primarily to optimize our discovery of neural stem cells, and take them into the clinic and into patients. We believe, as this study demonstrates, that our technology answers many of the issues that have held the field back, and makes it possible to build a stem cell company around a true product focus. We expect to file an IND for our first human trial to treat paraplegic patients in 2007,” he concluded.

About the study

In a two-month study of sixteen rats with induced spinal cord ischemia, nine were injected with hSSCs 21 days after paralysis (ten injections, 30,000 cells per injection). Seven additional rats were injected with medium containing no stem cells as the control group. The recovery of motor function was evaluated in seven-day intervals using a well-accepted locomotor scale and showed a progressive recovery of ambulatory functions in the hSSC animals. Three of nine rats receiving hSSCs had returned to walking at six weeks. Three others had improved mobility in all lower extremity joints. All animals grafted with hSSCs achieved significantly better motor scores than those in the control group. The hSSC-grafted animals showed a consistent presence of transplanted cells in the spinal area.

In an additional three-month study to assess the recovery of motor function and spasticity, thirteen rats were grafted with the hSSCs (25-30 injections, 10,000 cells per injection). A control group of six was injected with medium only. Seven of the grafted rats showed a time-dependent improvement in motor function and were able to move their lower extremities. This directly correlated with the degree of reduced spasticity (measured by motor evoked potentials (MEPs)), although these rats did not return to walking. Researchers speculate that response differences could be due to the role of subtle differences such as graft position. They further noted that, at the end of the study, transplanted neurons were still maturing, leading them to speculate that a longer term post-grafting period (6-12 months) and physical rehabilitation would likely be associated with a higher degree of functional recovery. In contrast with the grafted groups, no recovery was seen in any animals injected with medium only.

About Neuralstem

Neuralstem’s patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson’s Disease. The company's cells recently extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit www.neuralstem.com.

This press release contains forward-looking statements. Neuralstem wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, US FDA responses, and responses from other jurisdictions, to various regulatory submissions; SEC responses to various registration submissions; changes in corporate strategy; the need to raise additional capital; the success or failure of other private and public organizations and/or academic and corporate institutions engaged in stem cell research and development, and the market for stem cell research in general. For further information, please review the company's SB-2 filing with the Securities and Exchange Commission, and its 10-K for the year ending December 31, 2006.

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